Exhibit 4.10

AGREEMENT REGARDING OWNERSHIP LIMIT WAIVER

THIS AGREEMENT is entered into as of December 4, 2009, by Entertainment Properties Trust, a Maryland real estate investment trust (“EPR”), Blackrock, Inc. and its subsidiaries (“Purchaser”).

RECITALS

A. EPR has elected, effective for its taxable years ending on and after December 31, 1997, to be treated as a real estate investment trust (‘REIT”) for purposes of the Internal Revenue Code of 1986, as amended (the “Code”). EPR’s Amended and Restated Declaration of Trust (“Declaration of Trust”) contains certain ownership limitations relating to EPR’s qualification as a REIT, including a limitation on the percentage of EPR’s outstanding shares of beneficial interest (“Shares”) that any Person (as defined in the Declaration of Trust) may own (the “Ownership Limit”).

B. Article Ninth, Section 11 of the Declaration of Trust provides that the Board of Trustees of EPR (the “Board”), in its sole discretion, may exempt a Person from the Ownership Limit if such Person provides to the Board such representations and undertakings as the Board, in its sole and absolute discretion, may require, and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in an application of the remedies set forth in Article Ninth of the Declaration of Trust (“Article Ninth”) with respect to shares held in excess of the Ownership Limit (“Excess Shares”).

C. Purchaser has requested that the Board grant a waiver of the Ownership Limit that will permit Purchaser, on behalf of certain existing and future managed accounts and funds (the “BlackRock Investors” and, together with Purchaser, the “BlackRock Group”), to acquire common shares of beneficial interest, par value $0.01 per share (the “Common Shares”) in the amount described herein, and the Board desires to grant such waiver, conditioned upon the continued accuracy of the representations and undertakings made by Purchaser in this Agreement.

In consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows:

1. REPRESENTATIONS AND WARRANTIES OF EPR

EPR represents and warrants that the Board has approved an exemption from the Ownership Limit for the ownership of Common Shares by the BlackRock Group, conditioned upon Purchaser’s representations and undertakings in this Agreement, permitting the BlackRock Group, on behalf of certain accounts and institutions, to own Common Shares, provided that in no event is the BlackRock Group authorized to hold in the aggregate more than 15% of the issued and outstanding Common Shares.

2. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to and agrees with EPR as follows:

2.1 In connection with, and as a condition to, the grant by the Board of an exemption from the Ownership Limit to permit the BlackRock Group to hold up to an aggregate of 15% (but not more than 15%) of the issued and outstanding Common Shares, Purchaser represents to EPR and covenants that no person or entity who would be considered to be an “individual” for purposes of Section 542(a)(2) of the Code would be considered, after taking into account the ownership attribution rules under Section 544 of the Code (as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code), the beneficial owner of more than 9.8% of the issued and outstanding Shares (assuming for this purpose that such “individual” is not considered to own any Shares other than solely by reason of the BlackRock Group’s ownership of Shares). Purchaser acknowledges and agrees that, if at any time the foregoing covenant and representation would not be accurate, the maximum number of Common Shares that the BlackRock Group could own would be automatically reduced (without the requirement for any action by EPR) to the number of Common Shares that would cause the covenant in the preceding sentence to be accurate.

2.2 Purchaser acknowledges that, notwithstanding the waiver of the Ownership Limit granted pursuant to this Agreement, the Board is not granting an exemption from any other ownership restrictions set forth in Article Ninth or with respect to any Shares other than the Common Shares.

2.3 Purchaser acknowledges that EPR is a “domestically controlled REIT” under the Code, and agrees that EPR may take such actions as the Board, in its sole and absolute discretion, deems necessary and advisable to preserve EPR’s status as a “domestically controlled REIT” under the Code, and to ensure that EPR is not “closely held” within the meaning of Section 856(h) of the Code, including but not limited to the designation of any Common Shares or other securities of EPR the acquisition of which by the BlackRock Group could cause EPR to become “closely held” or to lose its status as a “domestically controlled REIT,” as Excess Shares subject to the Excess Share provisions of Article Ninth; provided, however, that if the Board takes action under this Section 2.3 resulting in Common Shares or other securities of EPR held by the BlackRock Group to be treated as Excess Shares, then the Board shall provide the Purchaser with 30 days’ written notice prior to the effective date of such action, and the BlackRock Group shall have up to 180 days from the effective date of such action to dispose of the Common Shares owned in excess of the Ownership Limit before the Company may take any remedial action against the BlackRock Group, but only to the extent such notice and time to cure does not result in EPR losing its status as a “domestically controlled REIT” under the Code, or causes EPR to become “closely held” within the meaning of Section 856(h) of the Code.

2.4 Purchaser acknowledges and agrees that any violation of its representations, warranties or covenants in this Section 2 will result in the application of the remedies set forth in Article Ninth in respect to any of the Shares that constitute Excess Shares in accordance with Article Ninth.

3. MISCELLANEOUS

3.1 Additional Actions and Documents

Each of the parties hereby agrees to use its reasonable best efforts to cause to be taken such further actions, to execute, deliver and file or use its reasonable best efforts to cause to be executed, delivered and filed such further documents, and to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

3.2 Assignment

Neither party may assign its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the other party, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall the assignment by any party of its respective rights or obligations under this Agreement release such party from its liabilities and obligations hereunder.

3.3 Amendment

This Agreement constitutes the full and entire understanding of the parties with respect to the subject matters herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

3.4 Waiver

No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

3.5 Governing Law

This Agreement shall be governed by and construed under the laws of the State of Maryland (without regard for the choice of law provisions thereof).

3.6 Severability

If any clause or provision of this Agreement operates or would prospectively operate to invalidate this Agreement in whole or in part, then only such clause or provision shall be ineffective, and the remainder of this Agreement shall remain operative and in full force and effect.

3.7 Incorporation of Recitals

The recitals hereto are incorporated herein as part of this Agreement.

3.8 Execution in Counterparts

This Agreement may be executed in counterparts. All counterparts shall collectively constitute a single Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth above.

ENTERTAINMENT PROPERTIES TRUST

By:	/s/ Mark A. Peterson
Name:	Mark A. Peterson
Title:	Vice President

BLACKROCK, INC.

By:	/s/ Karen Clark
Name:	Karen Clark
Title:	Managing Director

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